For Immediate Release

Media:	Investors:
Tom Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Smart Online Launches Express SBA-Loan product

RESEARCH TRIANGLE PARK, N.C., May 10, 2005 — Smart Online (OTC Bulletin Board: SOLN) announces the launch of its U.S. Small Business Administration Express SBA-loan product.

The new Express SBA-loan product can be found at Smart Online and certain partners including but not limited to BusinessWeek.com, INC.com, NYReport.com, FastCompany.com, etc. Smart Online is pleased to offer the Express SBA-loan product to its user base that provides the following benefits:

•	Loans in the amount of 25,000, 35,000, and 50,000

•	No collateral required

•	Use for working capital

•	7 year term

•	Funded in 10-15 days of receipt of all application Information

The Express SBA-loan product gives small business owners and managers combined access to Web-native software for starting, running and growing a small business from Smart Online along with this unique financing solution backed by the Small Business Administration.

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources – a network that already includes, among others, INC Magazine, NY Report Enterprise and FastCompany Magazine.

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of May 10, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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